Exhibit 10.22.2

THIS DOCUMENT AFFECTS IMPORTANT LEGAL RIGHTS.

TAKE IT HOME AND READ IT CAREFULLY BEFORE YOU SIGN IT.

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE

BEFORE SIGNING THE DOCUMENT.

SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE

This Separation Agreement and General Claims Release (hereinafter referred to as “Agreement”) is made and entered into by and between Alberto Martinez (hereinafter referred to as “Employee”) and Talecris Biotherapeutics Holdings Corp., a Delaware corporation authorized to do business in the State of North Carolina, its past and present owners, subsidiaries, affiliates, successors, predecessors and assigns (hereinafter referred to as “the Company”).

WHEREAS, the employment relationship between Employee and the Company shall be terminated effective on the eighth day following Employee’s execution of this Agreement, hereinafter referred to as “Separation Date.”

WHEREAS, Employee and the Company wish to enter into an accord and satisfaction regarding the amount of compensation and other benefits Employee is entitled to receive upon his termination.

WHEREAS, the Employee and the Company entered an Employment Agreement dated as of September 26, 2005 as amended and restated as of October 17, 2005 and as further amended and restated as of June 12, 2007 (“Employment Agreement”).

WHEREAS, Employee and the Company agree it is in the best interest of each that the terms and conditions of his separation from employment be expressly set forth.

THEREFORE, in consideration of the mutual covenants made by Employee and the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by Employee and the Company, it is agreed that:

1.             Effective as of the date of the Employee’s execution of this Agreement (“Execution Date”), Employee will perform no further services for the Company and will perform no services for any person which would be considered a single employer with the Company under Internal Revenue Code § 414(b) or (c), except as provided in Section 6 relating to transition services. His status as an employee of the Company shall cease on the Separation Date. Further, Employee agrees that he will not apply at any time in the future to work at or for the Company, whether such application may be made through the Company, its subsidiaries, independent contractors, agents, successors or assigns.

2.             Effective as of the Separation Date, except as otherwise explicitly provided in this Agreement, Employee will forfeit all rights, stock options, restricted stock, rights to payment, and any other rights he might otherwise be entitled to receive pursuant to the Company’s 2005 Stock Option and Incentive Plan or Employee’s Stock Option Award Agreement dated on or about November 10, 2005; Special Recognition Bonus Plan I dated October , 2006, Special Recognition Bonus Plan II dated November 2006, management bonus plan, vacation pay, and any other bonus plans, benefit plans, other plans, contracts,

Policies or procedures of the Company not specifically mentioned in the following paragraphs.

3.             The Company shall provide the following payments and benefits to Employee in conjunction with his separation from employment

(a)           the unpaid portion of Employee’s bonus relating to 2006 in the amount of $330,566, payable in a lump sum within thirty (30) days of termination;

(b)           Employee’s entire bonus relating to 2007 as determined by the Compensation Committee of the Board of Directors at the same time as other persons in the 2007 Management Incentive Plan are paid the first installment (60%) of their bonus, but not later than March 15, 2008 and with an individual performance multiplier of not less than 80%.

(c)           A pro-rata share of Employee’s bonus for 2008 (based upon the number of days he was employed by the Company in 2008) at 100% of Target Bonus, payable in a lump sum not later than thirty (30) days after the Separation Date.

(d)           Vesting of Options granted pursuant to the Company’s 2005 Stock Option and Incentive Plan, vesting of Restricted Stock granted pursuant to the Company’s 2006 Restricted Stock Plan, and payment of an amount equal to the cash awards under the Company’s Special Recognition Bonus Plan (SRB I and SRB II) to the extent such Options, Restricted Stock and cash awards would have vested or would have been paid if Employee remained an employee through April 1, 2008, such awards to be distributed and paid at the same time and in the same manner as to other employees of the Company as follows:

Stock option grant dated: November 10, 2005 at $11.11	Additional shares vesting as of April 1, 2008: 39,540 (for a total of 118,620 option shares vested)

Restricted Stock grant dated December 6, 2006	Shares vesting as of March 31, 2008: 15,897

Special Recognition Bonus dated October 2, 2006	To be paid on or prior to March 15, 2008: $246,720

Special Recognition Bonus dated December 6, 2006	To be paid on or prior to March 31, 2008: $1,389,671

(e)           Right to exercise any Stock Option (as defined in the Company’s 2005 Stock Option and Incentive Plan) in accordance with their terms that vested on or before April 1, 2008, at any time within eighteen (18) months of the Separation Date, or such earlier date as the Stock Options would have expired in accordance with the term of the original grant. Any options that are not exercised within such period will expire and be forfeited.

(f)            payment for accrued unused vacation days, payable in accordance with Company policy;

(g)           continued base salary for eighteen (18) months after the Separation Date in equal monthly installments not later than the last business day of the month;

(h)           bonus payments in an aggregate amount equal to the bonus amount received by the Employee for 2007, payable in equal monthly installments for twelve (12) months on the last business day of the month beginning at the end of the first calendar month following determination of the amount of the 2007 bonus.

(i)            reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for a maximum of twelve (12) months from the Separation Date to the extent Employee elects such continuation coverage and is eligible and subject to the terms of the plan and the law; provided that all reimbursements shall be made before March 15, 2009.

(j)            Employee’s account funds held in the Company’s 401(k) Savings Plan will be handled and distributed in accordance with the provisions of the plan documents and administrative practices, as may be modified by the Company in its sole discretion at any time.

(k)           Employee’s rights and benefits under this section 3 will immediately cease in the event the Employee engages in conduct constituting a breach of the provision of Sections 5.5 or 6 of the Employment Agreement.

4.             As of the Separation Date and thereafter, and except as provided elsewhere in this Agreement, Employee will not be eligible to continue participating in any other Company benefit programs, including but not limited to the short- or long-term disability benefits programs, the Company’s Management Bonus Plan, Stock Option and Incentive Plan, Special Recognition Bonus Programs I and II, and except to the extent of benefits accrued prior to the Separation Date, the 401(k) Savings Plan.

5.             Employee hereby resigns as a director and officer of the Company and as a director and officer of each subsidiary of the Company in which he holds such offices.

6.             Employee agrees to provide counsel and guidance without additional compensation to the Chairman and Chief Executive Officer from time to time during the 60 days following the separation date to assist in transitional issues, as reasonably requested by the Company but in no event exceeding five (5) hours per week.

7.             Employee acknowledges and agrees that the severance benefits offered to him in this Agreement are in lieu of, not in addition to, and in full and complete compromise, accord and satisfaction of any other severance benefits to which Employee might be entitled to receive under any other agreement (including without limitation the Employment Agreement) or any Company policy or practice. Employee further acknowledges this Agreement includes benefits to which he would not be otherwise entitled but for this Agreement. The parties agree that the Company has no prior legal obligations to provide all the benefits provided herein, which are exchanged for Employee’s promises and agreements herein.

8.             Employee hereby fully and expressly, knowingly, voluntarily and unconditionally releases, acquits and forever discharges the Company, its past and present owners, stockholders, agents, directors, officers, employees, divisions, subsidiaries and affiliates, predecessors, successors and assigns (collectively referred to as “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions causes of action, rights, demands, losses, debts, expenses, and attorney fees and costs of any nature whatsoever, known or unknown, with regard to any transaction or event occurring prior to the date of this Agreement including, but not limited to, any aspect of his employment relationship with the Company or the termination of his employment. THIS MEANS THAT IF YOU AGREE TO ACCEPT THE BENEFITS DESCRIBED IN THIS DOCUMENT BY SIGNING THIS AGREEMENT AND RETURNING IT TO THE COMPANY AND YOU DO NOT REVOKE YOUR ACCEPTANCE OF THE AGREEMENT AS DESCRIBED IN PARAGRAPH 9 BELOW, YOU WILL FORFEIT ANY AND ALL RIGHTS YOU MAY OTHERWISE HAVE TO SUE THE COMPANY FOR ANY ALLEGED CLAIMS YOU MAY HAVE AGAINST THE COMPANY FOR DAMAGES OR OTHER RELIEF. Employee agrees and understands that this release includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et.seq., as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et.seq., the Rehabilitation Act of 1973, 29 U.S.C. 701 et.seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621 et.seq., and all other federal or state laws and statutes or common law or contractual claims arising out of, or relating to, his employment with the company, his termination of employment or with regard to any other transactions or events occurring prior to the date of this Agreement. Employee further agrees that he will not file, commence, prosecute or participate in any charge, claim or lawsuit against the Company or any of the Releasees based on or arising from the matters released herein. This release is not intended to limit or impair Employee’s right to file a charge or complaint with any federal, state, or local administrative agency, but is intended to release, waive, relinquish and forego all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and all other damages, benefits, remedies, or relief that Employee may be entitled to as a result of the filling or prosecution of any such charge or complaint against Releasees by Employee, or any resulting civil proceeding or lawsuit brought on behalf of Employee and which arises out of any matters that are released or waived by this Agreement. Employee further agrees not to accept, recover or receive any such relief arising out of any such matters that are released or waived by this Agreement. The scope of this release shall extend as broadly as legally permissible; however, nothing herein shall be construed as a release of any claim that cannot be waived as a matter of law.

9.             Employee agrees and understands that the Release contained in this Agreement includes, but is not limited to, a release for all claims under the federal Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621 et.seq., and any other state or local laws concerning age discrimination, which may have arisen prior to the date of this Agreement. Employee acknowledges that he received this Agreement for review on January 23, 2008, that he has been advised by the Company that he has twenty-one (21) days to review and consider this Agreement (i.e., until February 13, 2008) and that if he accepts and signs this Agreement he may nevertheless revoke his acceptance of this Agreement within seven (7) days after signing. If Employee wishes to revoke his acceptance within such seven (7) day revocation period, he must do so by notifying

John F. Gaither, Jr., General Counsel, in writing of his desire to revoke his acceptance. This Agreement will not be effective, and no payments or any other benefits will be provided hereunder, unless and until the Employee signs and returns this Agreement to the Company no later than February 14, 2008 and the seven (7) day revocation period noted above has expired.

10.           Employee and the Company acknowledge that sections 6, 7, 8 and 9 of the Employment Agreement remain in full force and effect in accordance with their terms.

11.           Employee agrees that the only considerations for signing this Agreement are the terms stated herein and that no other promises or assurances of any kind have been made to his by the Company, its attorneys or any other person as inducement to sign this Agreement. Therefore, this Agreement constitutes the entire understanding of the parties, and no representation, promise or inducement not included herein shall be binding upon the parties.

12.           Employee agrees that he will not disclose matters relating to the contents of this Agreement, including the amount of monetary payments and other benefits, to anyone other than his spouse, attorneys, and accountants or financial advisors for professional counseling or except as required by law. Employee also agrees that he will take reasonable precautions to ensure that his spouse, attorneys, accountants or financial advisors maintain the confidentiality of this Agreement, including but not limited to advising the person of the confidentiality provisions herein before any disclosure is made. Notwithstanding the foregoing, Employee may disclose to potential employers the provisions of paragraph 6, 7, 8 and 9 of the Employment Agreement relating to non-competition, non-solicitation and non-disclosure of proprietary and confidential information.

13.           Employee and the Company agree that neither this Agreement nor any of its terms constitute any admission of wrongdoing by the Company and no past or present wrongdoing on the part of the Company shall be implied by the payments specified herein.

14.           Employee understands and agrees that the Company’s obligation to perform under this Agreement is conditioned upon Employee’s performance of all agreements, releases, and covenants to the Company as set forth herein. Employee acknowledges and recognizes that his violation of this Agreement and its releases or covenants will cause the Company irreparable damage and the Company will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any further violation of any such agreement or covenant. Such right to injunctive relief shall be cumulative and in addition to any other remedies the Company may have at law. Further, Employee hereby agrees to indemnify and hold the Company and each of the Releasees harmless from and against any and all loss, damage or expenses, including without limitation attorney’s fees and costs incurred by the Company, or any Releasee, arising out of his breach of this Agreement and its releases and covenants.

15.           This Agreement shall inure to and be binding upon the parties hereto, the respective heirs, legal representatives, successors and assigns.

16.           This Agreement is made and entered into in the State of North Carolina and shall in all respects be construed, enforced and governed in accordance with the laws of North Carolina, except as federal laws may apply.

17.           Employee shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and penalty taxes on nonqualified deferred compensation). Although the Company intends and expects that this Agreement and its payments and benefits will not give rise to taxes imposed under Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold Employee harmless from any or all of such taxes.

18.           In the event that one or more of the provisions, or portions thereof, of this Agreement is determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining provision or portion thereof shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law.

19.           The terms of this Agreement are contractual and not a mere recital. Employee shall not have any security or property interest in any funds or assets of the Company as the result of this Agreement.

20.           Employee acknowledges that he has been advised by the Company to review this Agreement and to discuss his options with an attorney of his own choosing, at his own expense, prior to signing this Agreement. Employee also acknowledges that he has carefully read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement. Employee further acknowledges that he understands the legal and binding effect of this Agreement and the exchange of monetary payments and other benefits for promises herein, and that he voluntarily accepts the terms of this Agreement and signs the same as his own free act.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed my seal this 25th day of January 2008.

/s/ Alberto Martinez
Alberto Martinez

SWORN TO AND SUBSCRIBED before me this 25th day of January 2008

[ILLEGIBLE]
Notary Public

My Commission Expires:

FOR: Talecris Biotherapeutics Holdings Corp.

/s/ Lawrence D. Stern
By:	Lawrence D. Stern	[SEAL]
Title:	Chairman and Chief Executive Officer [SEAL]